Exhibit 99.1

Washington Banking Company 1QProfits Double Year-over-Year to $4.1 Million;

EPS Jump 89% to $0.19 from 1Q10

OAK HARBOR, WA –April 28, 2011 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported its core banking business, includingcontributions from acquisitions completed last year,generated strongprofits in the first quarter 2011.Before preferred dividends, Washington Banking earned $4.1million in the first quarter of 2011,compared to $4.4 million in the preceding quarter and$2.0 million in the first quarter a year ago.Net income available to common shareholderstotaled$3.0millionor $0.19per diluted common share in the first quarter2011, compared to $4.0 million, or $0.26 per diluted common share in the linked quarter, and $1.6 million, or $0.10per diluted common share, in the first quarter a year ago.The core operating earnings available to common shareholders, which exclude merger related costs, the bargain purchase gain on the FDIC-assisted transactions and the accelerated discount accretion of preferred dividends, totaled $3.9 million, or $0.25 per diluted common sharefor the 2011 first quarter. Core operating earnings and core operating earnings per share are non-GAAP financial measures; please refer to the GAAP reconciliation table in this release.

“The two acquisitions we made last year continue to contribute to our profitability and have definitely added to our franchise value,” said Jack Wagner, President and Chief Executive Officer. “The core deposit retention rate surpassed our expectations, and we are particularly proud of the increase in core deposit balances at the former CityBank branches. The cultural fit between our legacy team and the new additions is excellent, and we believe the new entity is going to be far more productive than the sum of its parts.

“We started the year off with not only strong profits, but also with the repayment of the entire investment, including warrants to purchase shares, made by the US Treasury under the TARP Capital Purchase Program,” said Wagner. “This program provided an extra layer of capital during the worst part of the recession, and we are grateful to the taxpayers for providing this additional insurance to our capital levels. It turns out that we did not need the additional capital, and we are pleased to have been able to timely make all dividend payments to the US Treasury and return all $26.4million in principal that the government invested in our company, along with $1.6 million for the warrant repurchase. The redemption of the investment resulted in the recognition of $1.1 million of deemed preferred dividendsin the first quarter of 2011 and concludesour participation in the government program.”

2011 Financial Highlights (March 31,2011 compared toMarch 31, 2010)

  Total Risk Based Capital to risk-adjusted assets of 19.79% compared to 22.00%. The FDIC requires a 10% ratio to be considered well-capitalized.
  Tangible book value per common share increased to $9.77 compared to $8.89.
  Deposits, including $618 million acquiredthrough acquisitions, increased 77%year-over-year to $1.49 billion. Transaction account deposits increased $21.1 million in the acquired institutions since closing.
  Low cost demand, money market, savings and NOW accounts totaled $858million and make up57% of total deposits.
  Net non-covered loanstotaled $807.5 million, compared to $805.2 million froma year ago.
  The provision for non-covered loan losses was $3.0million in the first quarter, compared to $3.5 million in the prior quarter and $2.2 million a year ago.
  Loan loss reserves increased to 2.33% of non-covered loans, from2.00% a year ago.
  Washington Banking was the only company in the Pacific Northwest that ranked in the top 100 best performing community banks between $500 million and $5 billion in assets by SNL Financial in 2010.
  Keefe, Bruyette &Woods named Washington Banking as one of just 40 banks nationwide to be selected to the KBW 2010 Bank Honor Roll, based on WBCO’s superior 10-year track record.

AcquisitionsUpdate

“We won the bid to purchase CityBank of Lynnwood Washington from the FDIC a little over a year ago and followed up with the acquisition of theformerNorth County Bank ofArlington, Washington in September,”said Rick Shields, Chief

WBCO Reports 1Q11 Profits
April 28, 2011

Financial Officer. “These were the first-ever acquisitions for Whidbey Island Bank and, while the accounting for these transactions is complex, we believe the bottom line contributions are clearly evident in our first quarter results.” Covered loans, which are loans that are subject to a loss share arrangement with the FDIC as a result of the two assisted transactions, are shown as a separate line item of the balance sheet and are not included in the net loan totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately per generally accepted accounting principles (GAAP) requirements. Both the FDIC indemnification asset and the covered loan portfolio will decline over time, as the loans mature, payoff,or are otherwise resolved.

The following table shows the acquired deposits in both the NorthCounty and CityBank transactions. “We are retaining the vast majority of core local deposits and are allowingmostbrokered and other non-core deposits to run off. Consequently, the time deposits have declined by about $295 million since these banks were integrated into our franchise,” noted Shields.

	North County Bank
(dollars in 000s)	March 31,	December 31,	September 30,
	2011	2010	2010
Acquired Deposit Composition
Noninterest-Bearing Demand	$13,351	12,800	$13,927
NOW Accounts	18,427	19,931	18,116
Money Market	27,414	28,583	30,282
Savings	3,971	4,090	4,244
Time Deposits	102,669	106,965	178,764
Total Acquired Deposits	$165,831	$172,369	$245,333

	City Bank
	March 31,	December 31,	April 16,
	2011	2010	2010
Acquired Deposit Composition
Noninterest-Bearing Demand	$41,167	$43,421	$31,543
NOW Accounts	31,278	27,800	2,765
Money Market	76,577	67,034	96,331
Savings	29,418	30,616	26,703
Time Deposits	273,670	291,967	492,762
Total Acquired Deposits	$452,110	$460,838	$650,104

Credit Quality

“While Boeing has been aggressively hiring workers for its Everett-based production line, unemployment remains stubbornly high in the area,”said Joe Niemer, Chief Credit Officer. Unemployment in the company’s market area in March was reported as: King County at 8.4%, Whatcom County at 9.6%, Snohomish County at 10.1%, Island County at 10.2% and Skagit County at 11.5%. “Despite the continuing high unemployment in the region, our legacy loan portfolio has performed relatively well during the year, but has shown an incremental increase in nonperforming loans.The collection on the FDIC-covered loans has been better than projected, allowing for no provision for timing losses on that part of the portfolio in the first quarter,” added Niemer.

Nonperforming, non-coveredloans (NPLs) increased by $3.7 million during the quarter and by $25.8 million from the year ago quarter,primarily from land development projects, construction and commercial real estate. “While some of the projects are still current on their payments, we have added them to nonaccrual status due to prospective evaluation of future values and the lengthening of the sales cycle,” stated Niemer.NPL/Loans grew to 3.57% at the end of the first quarter from 3.10% in the preceding quarter and from 0.45% a year ago. NPA/Assets were2.04% compared to 1.73% in the preceding quarter and 0.83% a year ago. Other real estate owned (OREO) was $4.8 million, up 18% from the

WBCO Reports 1Q11 Profits
April 28, 2011

prior quarter and down from $4.9 million a year ago. NPLs are concentrated primarily in the Skagit County market as shown in the following table:

							Percent of
	Island	King	Skagit	Whatcom	Snohomish		total NPA
NPA by location	County	County	County	County	County	Total	by loan type
(dollars in 000s)
3/31/2011
Commercial loans	$737	$-	$3,381	$-	$-	$4,118	11.98%
Real estate mortgage loans:
One-to-four family residential	435	1,759	746	338	-	3,278	9.54%
Multi-family and commercial	263	-	1,174	838	475	2,750	8.00%
Real estate construction loans:
One-to-four family residential	4,035	-	9,171	5,541	-	18,747	54.55%
Multi-family and commercial	387	-	-	-	-	387	1.13%
Consumer loans:
Direct	240	-	-	-	-	240	0.70%
Other Real Estate Owned	179	-	1,380	3,286	-	4,845	14.10%
Total	$6,276	$1,759	$15,852	$10,003	$475	$34,365	100.00%

Percent of total NPA by location	18.26%	5.12%	46.13%	29.11%	1.38%	100.00%

The provision for loan losses on non-covered loanswas $3.0million, which exceeded net charge-offs by $426,000 in the first quarter and brought the allowance for loan losses to $19.2 million up from $16.5 million in the first quarter a year ago.Total net charge-offs were $2.6 million in the first quarter,or 1.26% of average loans, and $2.6 million, or 1.25% of average loans in the linked quarter, compared to $1.9 million, or 0.94% of average loans, in the first quarter a year ago. Net charge-offs in the indirect lending portfolio totaled $212,000 in the first quarter, compared to $359,000 in the preceding quarter and $188,000 in the year ago quarter.The reserve for loan losses increased to 2.33% of non-covered loans from 2.25% of loans at the end of December 2010 and 2.00% of loans a year ago.

Balance Sheet

Total assetsincreased61% to $1.68 billion at March 31,2011,compared to $1.05 billion a year ago and declined slightly from$1.70billion in the preceding quarter. Total non-covered loans declined to $826.7 million from $834.3million at December 31, 2010, and increased slightly from $821.6 millionat the end of March 31, 2010. The non-covered loan portfolio is well diversified with commercial and industrial loans making up 18% and residential mortgages accounting for 6% of the portfolio. Owner-occupied commercial real estate loans represent approximately 44% of the portfolio and non-owner occupied commercial real estate loans account for approximately56%of loans. Indirect consumer loans account for 11% of the portfolio and other consumer loans account for 10%. Construction and land development loans for residential properties represent 8% and commercial construction and land development loans represent 5% of the portfolio.

Covered loans totaled $340.3 million and covered OREO totaled $28.8 million at March 31, 2011, compared to $364.8 million and $29.8 million, respectively, at year end 2010.

Total deposits remained flat from the preceding quarter andgrew 77% year-over-year to $1.49billion at March 31,2011, compared to $846million a year ago. Largely as a result of the acquisitions, noninterest-bearing demand deposits increased 68% year-over-year, now representing 13% of total deposits. Year-over-year, money market accounts increased82% and now comprise 25% of total deposits;time deposits increased 89% to $637 million and account for 43% of total deposits. Core deposits, excluding time deposits over $100,000, represent82% of all deposits. “We continue to have no brokered certificates of deposits other than the CDARS (Certificate of Deposit Account Registry Service) program, which provides additional sources of insurance for local customers,” saidShields. “Because we only take CDARS from customers in our existing footprint, we consider them as part of our core deposit base.” Shareholders’ equity decreased 3% to $157.1million compared to $161.2 million a year ago, reflecting the Jan. 12, 2011 redemption of the 26,380 preferred shares, as well as the redemption of the associated stock warrants, issued to the U.S. Treasury in January 2009.Tangible book value per common share was $9.77at March 31,2011, compared to $8.89 a year ago.

WBCO Reports 1Q11 Profits
April 28, 2011

Operating Results

Revenue for the first quarterwas $23.3 million, compared to $25.1million in the preceding quarter and $12.9 millionin the first quarter a year ago. In the first quarter, net interest income, before the provision for loan losses, declined 2% to $19.3from the linked quarter of $19.7 millionand grew 76% from $11.0 million a year ago.Interest income from covered loans contributed $8.3 million to first quarter revenues.

The accelerated collection on the covered asset portfolio generated a $1.5million gain on disposition of those assets, which was offset almost completely by a $1.3 million change in the FDIC indemnification asset in the first quarter of 2011. In the prior quarter, noninterest income was augmented by $1.0 million in the bargain purchase gain on acquisition and $309,000 related to the change in the FDIC indemnification asset, boosting noninterest incometo $5.2 million.

Washington Banking’s net interest margin was 5.42% in the first quarter, an increase of 18basis points from the preceding quarter, and up 76 basis points from the year ago quarter. “Our margin benefited from the contribution of the acquired loan portfolio, which had an average yield of 9.56% during the first quarter of 2011,” Shields noted.

Primarily due to additional expenses related to the acquisitions, including hiring additional personnel, noninterest expense increased 81% year-over-year. Operating expenses were $14.1million in the first quarter, compared to $14.3 million in the preceding quarter and $7.8 million in the first quarter a year ago.

Conference Call Information

Management will host a conference call on Friday, April 29, 2011 at 10:00 a.m. Pacific Time (1:00 p.m. ET) to discuss the quarterly and year-over-year financial results. The call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9770 at 10:00 a.m. PT for conference ID #4430990. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com. Shortly after the call concludes, the replay will also be available at (303) 590-3030, using access code #4430990.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 30 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies. Washington Banking was the only company in the Pacific Northwest that ranked in the top 100 best performing community banks between $500 million and $5 billion in assets by SNL Financial in 2010, and joined the Keefe, Bruyette &Woods 2010 Bank Honor Roll, based on its superior 10-year track record.www.wibank.com

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as the transition of CityBank and/or North County Bank operations, employees and customers, future operating results, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the inability to retain CityBank and/or North County Bank customers or employees and expenses associated with the integration of acquired bank operations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

WBCO Reports 1Q11 Profits
April 28, 2011

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	March 31,	December 31,	Month	March 31,	Year
	2011	2010	Change	2010	Change
Interest Income
Non-covered Loans	12,640	$13,451	-6%	$13,085	-3%
Covered Loans	8,310	8,093	3%	-	100%
Taxable Investment Securities	793	729	9%	413	92%
Tax Exempt Securities	210	202	4%	158	33%
Other	45	68	-34%	36	24%
Total Interest Income	21,998	22,543	-2%	13,692	61%

Interest Expense
Deposits	2,591	2,709	-4%	2,503	4%
Other Borrowings	-	-	0%	91	-100%
Junior Subordinated Debentures	120	122	-2%	117	3%
Total Interest Expense	2,711	2,831	-4%	2,711	0%

Net Interest Income	19,287	19,712	-2%	10,981	76%
Provision for Loan Losses, Noncovered Loans	3,000	3,500	-14%	2,150	40%
Provision for Loan Losses, Covered Loans	-	1,336	-100%	-	100%
Net Interest Income after Provision for Loan Losses	16,287	14,876	9%	8,831	84%

Noninterest Income
Service Charges and Fees	993	964	3%	735	35%
Electronic Banking Income	556	539	3%	367	52%
Investment Products	222	174	28%	50	346%
Bank Owned Life Insurance Income	80	(15)	-634%	82	-3%
Income from the Sale of Loans	338	436	-23%	141	140%
SBA Premium Income	121	200	-40%	46	162%
Change in FDIC Indemnification Asset	(1,316)	309	-526%	-	100%
Bargain Purchase Gain on Acquisition	-	1,005	-100%	-	100%
Gain on Disposition of Covered Assets	1,478	775	91%	-	100%
Other Income	1,260	785	61%	322	292%
Total Noninterest Income	3,732	5,172	-28%	1,743	114%

Noninterest Expense
Compensation and Employee Benefits	6,819	6,055	13%	4,329	58%
Occupancy and Equipment	1,667	1,589	5%	1,027	62%
Office Supplies and Printing	330	380	-13%	210	57%
Data Processing	470	423	11%	211	123%
Consulting and Professional Fees	444	400	11%	268	66%
Intangible Amortization	157	247	-37%	-	100%
Merger Related Expenses	119	460	-74%	-	100%
FDIC Premiums	589	541	9%	252	134%
Non-covered OREO & Repossession Expenses	300	504	-41%	193	55%
Covered OREO & Repossession Expense	770	929	-17%	-	100%
Other	2,391	2,722	-12%	1,285	86%
Total Noninterest Expense	14,056	14,250	-1%	7,775	81%

Income Before Income Taxes	5,963	5,798	3%	2,799	113%
Provision for Income Taxes	1,887	1,413	34%	804	135%
Net Income	4,076	4,385	-7%	1,995	104%
Preferred Dividends	1,084	415	161%	414	162%
Net Income Available to Common Shareholders	$2,992	$3,970	-25%	$1,581	89%
Earnings per Common Share
Net Income per Share, Basic	$0.20	$0.26	-25%	$0.10	89%

Net Income per Share, Diluted	$0.19	$0.26	-25%	$0.10	89%

Average Number of Common Shares Outstanding	15,329,000	15,316,708		15,297,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,467,000	15,490,503		15,430,000

WBCO Reports 1Q11 Profits
April 28, 2011

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	March 31,	December 31,	Month	March 31,	Year
	2011	2010	Change	2010	Change
Assets
Cash and Due from Banks	$24,349	$19,766	23%	$15,040	62%
Interest-Bearing Deposits with Banks	102,237	61,186	67%	64,203	59%
Fed Funds Sold	1,100	735	50%	-	100%
Total Cash and Cash Equivalents	127,686	81,687	56%	79,243	61%

Investment Securities Available for Sale	183,378	199,556	-8%	96,217	91%

FHLB Stock	7,576	7,576	0%	2,430	212%

Loans Held for Sale	3,455	10,976	-69%	3,297	5%

Loans Receivable	826,736	834,293	-1%	821,617	1%
Less: Allowance for Loan Losses	(19,238)	(18,812)	2%	(16,464)	17%
Non-covered Loans, Net	807,498	815,481	-1%	805,153	0%

Covered Loans, Net Allowance for Loan Losses	340,290	364,817	-7%	-	100%
Premises and Equipment, Net	37,715	37,847	0%	25,672	47%
Bank Owned Life Insurance	17,282	17,202	0%	17,058	1%
Goodwill and Other Intangible Assets, net	7,383	7,540	-2%	-	100%
Other Real Estate Owned	4,845	4,122	18%	4,937	-2%
Covered Other Real Estate Owned	28,826	29,766	-3%	-	100%
FDIC Indemnification Asset	96,863	107,896	-10%	-	100%
Other Assets	20,590	20,021	3%	12,648	63%
Total Assets	$1,683,387	$1,704,487	-1%	$1,046,655	61%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$188,583	$184,098	2%	$112,338	68%
NOW Accounts	204,836	206,717	-1%	140,794	45%
Money Market	367,940	341,211	8%	202,665	82%
Savings	96,389	94,235	2%	53,364	81%
Time Deposits	636,765	665,959	-4%	336,479	89%
Total Deposits	1,494,513	1,492,220	0%	845,640	77%

Other Borrowed Funds	-	-	100%	10,000	-100%
Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	5,975	4,847	23%	4,049	48%
Total Liabilities	1,526,262	1,522,841	0%	885,463	72%
Shareholders' Equity:
Preferred Stock, no par value, 26,380 shares authorized
Series A (Liquidation preference $1,000 per shares); zero
issued and outstanding at 3/31/11 and 26,380 at 12/31/10
and 3/31/10	-	25,334	-100%	25,080	-100%
Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,333,073 at 3/31/11,
15,321,277 at 12/31/10 and 15,303,124 at 3/31/10	83,869	85,264	-2%	84,894	-1%
Retained Earnings	73,533	71,307	3%	50,662	45%
Other Comprehensive Income	(277)	(259)	-7%	556	-150%
Total Shareholders' Equity	157,125	181,646	-13%	161,192	-3%
Total Liabilities and Shareholders' Equity	$1,683,387	$1,704,487	-1%	$1,046,655	61%

WBCO Reports 1Q11 Profits
April 28, 2011

NON-COVERED ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended
($ in thousands, except per share data)	March 31,	December 31,	March 31,
	2011	2010	2010
Allowance for Non-Covered Loan Losses Activity:
Balance at Beginning of Period	$18,812	$17,936	$16,212
Indirect Loans:
Charge-offs	(348)	(541)	(406)
Recoveries	136	182	218
Indirect Net Charge-offs	(212)	(359)	(188)

Other Loans:
Charge-offs	(2,551)	(2,384)	(1,914)
Recoveries	189	119	204
Other Net charge-offs	(2,362)	(2,265)	(1,710)

Total Net Charge-offs	(2,574)	(2,624)	(1,898)
Provision for loan losses, non-covered loans	3,000	3,500	2,150
Balance at End of Period	$19,238	$18,812	$16,464

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized(1)	0.93%	1.55%	0.77%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized(1)	1.30%	1.21%	0.97%
Net Charge-offs to Average Total Loans(1)	1.26%	1.25%	0.94%
	March 31,	December 31,	March 31,
	2011	2010	2010
Nonperforming Non-Covered Assets
Nonperforming Non-Covered Loans(2)	$29,520	$25,846	$3,692
Non-Covered Other Real Estate Owned	4,845	4,122	4,937
Total Nonperforming Non-Covered Assets	$34,365	$29,968	$8,629
Nonperforming Non-Covered Loans to Total Non-Covered Loans(1)	3.57%	3.10%	0.45%
Nonperforming Non-Covered Assets to Assets	2.04%	1.73%	0.83%
Allowance for Loan Losses to Nonperforming Non-Covered Loans	65.17%	72.78%	445.92%
Allowance for Loan Losses to Non-Covered Loans	2.33%	2.25%	2.00%

Non-Covered Loan Composition
Commercial	147,436	$145,319	$132,569
Real Estate Mortgages
One-to-Four Family Residential	46,764	46,717	51,605
Commercial	350,817	348,548	345,925
Real Estate Construction
One-to-Four Family Residential	68,877	72,945	71,665
Commercial	38,568	42,664	34,459
Consumer
Indirect	88,413	90,231	96,569
Direct	83,662	85,665	86,432
Deferred Fees	2,199	2,204	2,393
Total Non-Covered Loans	$826,736	$834,293	$821,617
(1)Excludes Loans Held for Sale.
(2)Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

Time Deposit Composition
Time Deposits $100,000 and more	262,783	268,862	144,768
All other time deposits	365,841	387,891	169,146
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	8,141	9,206	22,565
Non-CDARS	-	-	-
Total Time Deposits	$636,765	$665,959	$336,479

WBCO Reports 1Q11 Profits
April 28, 2011

FINANCIAL STATISTICS (unaudited)	Quarter Ended		Quarter Ended	Quarter Ended	Quarter Ended
($ in thousands, except per share data)	March 31,		December 31,	September 30,	March 31,
	2011		2010	2010	2010
Revenues (1)(2)	$23,270		$25,132	$40,779	$12,932

Averages
Total Assets	$1,687,670		$1,750,119	$1,611,163	$1,031,197
Non-covered Loans and Loans Held for Sale	835,122		845,794	842,709	820,578
Covered Loans	352,663		371,112	280,337	-
Interest Earning Assets	1,461,034		1,512,109	1,431,996	973,250
Deposits	1,496,404		1,532,872	1,393,329	833,314
Common Shareholders' Equity	$156,362		$154,377	$140,858	$134,340

Financial Ratios
Return on Average Assets, Annualized	0.98%		0.99%	3.91%	0.78%
Return on Average Common Equity, Annualized (3)	7.76%		10.20%	43.51%	4.77%
Efficiency Ratio (2)	60.40%		56.70%	31.50%	60.11%
Yield on Earning Assets (2)	6.18%		5.98%	6.48%	5.79%
Cost of Interest Bearing Liabilities	0.82%		0.82%	0.82%	1.44%
Net Interest Spread	5.35%		5.16%	5.66%	4.35%
Net Interest Margin (2)	5.42%		5.24%	5.74%	4.66%

Tangible Book Value Per Share (4)	$9.77		$9.71	$9.64	$8.89
Tangible Common Equity (4)	8.93%		8.77%	8.10%	13.00%

	March 31,		December 31,	September 30,	March 31,

	2011		2010	2010	2010
Period End
Total Risk-Based Capital Ratio - Consolidated	19.79%	(5)	20.96%	18.88%	22.00%
Tier 1 Risk-Based Capital Ratio - Consolidated	17.83%	(5)	19.70%	17.63%	20.74%
Tier 1 Leverage Ratio - Consolidated	10.38%	(5)	11.42%	12.40%	18.00%
Total Risk-Based Capital Ratio - Whidbey Island Bank	18.44%	(5)	20.78%	18.61%	21.48%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank	17.18%	(5)	19.52%	17.35%	20.22%
Tier 1 Leverage Ratio - Whidbey Island Bank	10.10%	(5)	11.30%	12.20%	17.55%

(1)	Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.
(2)	Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.
(3)	Return on average common equity is adjusted for preferred stock dividends.
(4)	Please see the reconciliations of shareholders' equity to tangible common equity and total assets to tangible assets, and the related measures that appear elsewhere in this release.
(5)	Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP) this press release presents certain non-GAAP financial measures. Management believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP measures in conjunction with the GAAP results as reported.

Operating earnings are not a measure of performance calculated in accordance with GAAP. However, management believes that operating earnings are an important indication of our ability to generate earnings through the Company's fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, management believes that operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

WBCO Reports 1Q11 Profits
April 28, 2011

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates operating earnings may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's GAAP earnings to operating earnings (non-GAAP) for the periods presented:

		Quarter Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

GAAP Earnings Available to Common Shareholders	$2,992	$3,970	$1,581
Provision for Income Taxes	1,887	1,413	804
GAAP Earnings Available to Common Shareholders before Provision for Income Taxes	4,879	5,383	2,385
Adjustments to GAAP Earnings Available to Common Shareholders
Gain on Acquisitions	-	(1,005)	-
Acquisition-Related Costs	119	460	-
Accelerated Accretion of Remaining Preferred Stock Discount	1,046	-	-
Operating Earnings Before Taxes	6,044	4,838	2,385
Provision for Income Taxes	(2,115)	(1,693)	(835)
Net Operating Earnings	$3,929	$3,145	$1,550

Diluted GAAP Earnings per Common Share	$0.19	$0.26	$0.10
Diluted Operating Earnings per Common Share	$0.25	$0.20	$0.10

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in their analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

Neither tangible common equity, tangible assets and tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods

	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2011	2010	2010

Total Shareholders' Equity	$157,125	$181,646	$161,192
Adjustments to Shareholders' Equity
Preferred Stock	-	(25,334)	(25,080)
Other Intangible Assets, net (1)	(7,383)	(7,540)	-
Tangible Common Equity	149,742	148,772	136,112

Total Assets	$1,683,387	$1,704,487	$1,046,655
Adjustments to Total Assets
Other Intangible Assets, net (1)	(7,383)	(7,540)	-
Tangible Assets	$1,676,004	$1,696,947	$1,046,655

Common Shares Outstanding at Period End	15,333,073	15,321,277	15,303,124

Tangible Common Equity	8.93%	8.77%	13.00%
Tangible Book Value per Common Share	$9.77	$9.71	$8.89

presented: (1) Other intangible assets, net excludes mortgage servicing rights
Note: Transmitted on GlobeNewswire on April 28, 2011 at 1:00 p.m. PT.